NEUBERGER BERMAN EQUITY FUNDS
 MANAGEMENT AGREEMENT
SCHEDULE A
SERIES OF NEUBERGER BERMAN EQUITY FUNDS

Neuberger Berman Global Real Estate Fund
Neuberger Berman Greater China Equity Fund

Date:  December 24, 2014

NEUBERGER BERMAN EQUITY FUNDS
 MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

Fund	Rate of Compensation based on each Fund’s average daily net assets

Neuberger Berman Global Real Estate Fund	0.800%

Neuberger Berman Greater China Equity Fund	1.100% of the first $1 billion 0.950% in excess of $1 billion

Date:  December 24, 2014